                                                                     Exhibit 4.4


         REPRESENTATIVE'S WARRANT AGREEMENT (the "Representative's Warrant Agreement" or "Agreement"), dated as of April __, 1997, between 2CONNECT EXPRESS, INC. (the "Company"), and STERNE, AGEE & LEACH, INC. (the "Representative").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, the Representative has agreed, pursuant to the underwriting agreement (the "Underwriting Agreement") dated as of the date hereof between the Company and the Representative, to act as the Representative of the Underwriters in connection with the Company's proposed public offering (the "Public Offering") of 850,000 Units ("Units") for $9.00 per Unit, each Unit of which consists of three (3) shares of the Company's common stock, par value $.01 per share ("Common Stock"), and one (1) Common Stock Purchase Warrant ("Warrant"). Neither the shares of Common Stock nor the Warrants contained in the Units are detachable or separately transferable from the Units until one year from the date of the Effective Date (as hereinafter defined); and

         WHEREAS, the Company proposes to issue to the Representative and/or persons related to the Representative as those persons are defined in Rule 2710 of the NASD Conduct Rules (the "Holder"), 59,500 warrants ("Representative Warrants") which are immediately exercisable to purchase up to 59,500 Units ("Representative Units") and which expire one year from the date of the final prospectus associated with the Public Offering. The Common Stock underlying the Representative Units shall hereinafter be referred to as the "Underlying Common Stock" and the Warrants underlying the Representative Units shall hereinafter be referred to as the "Underlying Warrants". Furthermore, the Underlying Common Stock and the Underlying Warrants shall be hereinafter collectively referred to as the "Warrant Securities"; and

         WHEREAS, the Representative Warrants to be issued pursuant to this Agreement will be issued on the Closing Date (as such term is defined in the Underwriting Agreement) by the Company to the Holders in consideration for, and as part of the compensation in connection with, the Representative acting as Representative pursuant to the Underwriting Agreement.

         NOW, THEREFORE, in consideration of the premises, the payment by the Representative to the Company of FIVE DOLLARS AND NINETY-FIVE CENTS ($5.95), the agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.       GRANT AND PERIOD.

         The Public Offering has been registered under a Registration Statement on Form SB-2 (File No. 333-15567) ("Registration Statement") and declared effective by the Securities and Exchange Commission (the "SEC" or "Commission") on April ___, 1997 (the "Effective Date"). This Agreement, relating to the purchase of the Representative Warrants, is entered into pursuant to the Underwriting Agreement between the Company and the Representative, as representative of the Underwriters, in connection with the Public Offering.

         Pursuant to the Representative Warrants, the Holders are hereby granted the right to purchase from the Company, at any time during the period commencing on the Closing Date (as defined in the Underwriting Agreement), and expiring at 5:30 P.M., New York local time, on April __, 1998 (12 months after the Effective
Date); provided that, if such date shall fall on a weekend day or federal holiday, then the next following day which is not a weekend day or federal holiday (the "Expiration Time"), up to 59,500 Units at an exercise price (subject to adjustment as provided in Article 7 hereof) of $9.63 per Unit (107% of the Public Offering price of the Units) ("Exercise Price"). The exercise price of each Underlying Warrant shall be $4.00 per share of Common Stock ("Underlying Exercise Price"). The adjusted exercise price shall be the price which shall result from time to time from any and all adjustments of the initial exercise price in accordance with the provisions of Section 7 hereof. The Underlying Warrants are exercisable during the sixty (60) day period commencing one (1) year following the Effective Date in accordance with the Warrant Agreement.

         Except as specifically otherwise provided herein, the Underlying Common Stock and the Underlying Warrants constituting the Warrant Securities shall bear the same terms and conditions as such securities described under the caption "Description of Securities" in the Registration Statement, and as designated in the Company's Articles of Incorporation and any amendments thereto, and the Underlying Warrants shall be governed by the terms of the Warrant Agreement executed in connection with the Public Offering (the "Warrant Agreement"), except as provided herein, and the Holders shall have registration rights under the Securities Act of 1933, as amended (the "Act"), for the Representative Warrants, the Underlying Common Stock, the Underlying Warrants, and the shares of Common Stock underlying the Underlying Warrants, as more fully described in Section 6 of this Representative's Warrant Agreement. In the event of any extension of the expiration date or reduction of the exercise price of the Warrants, the same such changes to the Underlying Warrants shall be simultaneously effected, except that the Underlying Warrants shall expire no later than five (5) years from the Effective Date.

         2.       WARRANT CERTIFICATES.

         The Warrant Certificates (the "Warrant Certificates") delivered and to be delivered pursuant to this Agreement shall be in the form set forth in the form of Warrant Certificate, attached hereto and made a part hereof, with such appropriate insertions, omissions, substitutions, and other variations as required or permitted by this Agreement.

         3.       EXERCISE OF WARRANT.

         3.1 FULL EXERCISE. The Holder hereof may effect a cash exercise of the Representative Warrants and the Underlying Warrants by surrendering the Warrant Certificate, together with a Subscription in the form of Exhibit "A" attached thereto, duly executed by such Holder to the Company, at any time prior to the Expiration Time, at the Company's principal office, accompanied by payment in cash or by certified or official bank check payable to the order of the Company or wire transfer in the amount of the aggregate purchase price which shall be equal to the Exercise Price multiplied by the number of Representative Warrants (as adjusted as hereinafter provided) (the "Aggregate Price"), subject to any adjustments provided for in Section 7 of this Agreement.

         3.2      PARTIAL EXERCISE. The securities referred to in paragraph
         3.1 above also may be exercised from time to time in part by surrendering the Warrant Certificate in the manner specified in Section
         3.1 hereof, except that the Exercise Price payable shall be equal to the number of securities being purchased hereunder multiplied by the per security Exercise Price, subject to any adjustments provided for in this Agreement. Upon any such partial exercise, the Company, at its expense, will forthwith issue to the Holder hereof a new Warrant Certificate for Representative Warrants of like tenor calling in the aggregate for the number of securities (as constituted as of the date hereof) for which the Warrant Certificate shall not have been exercised, issued in the name of the Holder hereof or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct.

         4.       ISSUANCE OF CERTIFICATES.

         Upon the exercise of the Representative Warrants and/or the Underlying Warrants, the issuance of certificates for the Warrant Securities and/or other securities shall be made forthwith (and in any event within three (3) business days thereafter) without charge to the Holder thereof including, without limitation, any stock transfer or similar tax which may be payable in respect of the issuance thereof, and such certificates shall (subject to the provisions of Sections 5 and 6 hereof) be issued in the name of, or in such names as may be directed by, the Holder thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificates in a name other than that of the Holder and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

         The Warrant Certificates and the certificates representing the Warrant Securities and/or other securities shall be executed on behalf of the Company by the manual or facsimile signature of the then present Chairman or Vice Chairman of the Board of Directors or President or Vice President of the Company under its corporate seal reproduced thereon, and attested to by the manual or facsimile signature of the then present Secretary or Assistant Secretary of the Company. Warrant Certificates shall be dated the date of execution by the Company upon initial issuance, division, exchange, substitution or transfer.

         5.       RESTRICTION ON TRANSFER OF WARRANTS.

         The Holder of a Warrant Certificate, by acceptance thereof, covenants and agrees that the Representative Warrants, and in the event of the exercise thereof, the Representative Unit, may not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of, in whole or in part, for a period of one (1) year from the Effective Date, except (a) to officers of the Representative or to officers and partners of the other Underwriters or Selected Dealers participating in the Public Offering; (b) by will; or (c) by operation of law.

         6.       LIQUIDITY RIGHTS.

         6.1      EFFECTIVENESS OF REGISTRATION STATEMENT.

         For a period of fourteen (14) months commencing on the Effective Date, the Company shall, at its own expense, file such post-effective amendments to the Registration Statement as may be required in order to ensure the existence of a current prospectus with respect to the issuance and resale of the Common Stock issuable upon the exercise of the Representative Warrants and the Underlying Warrants, subject, however, to the regulation policies of the Commission and the staff thereof, and shall, at the Company's own expense, maintain the State Securities or Blue Sky Law registrations and qualifications or exemptions therefrom with respect to the Common Stock issued pursuant to the exercise of the Representative Warrants and the Underlying Warrants for such period.

         6.2      REGISTRATION RIGHTS.

         (a) If, at any time during the seven-year period commencing on the Effective Date, the Company shall file a registration statement (other than on Form S-4, Form S-8 or any successor form) with the Securities and Exchange Commission (the "Commission") while any Registrable Securities (as hereinafter defined) are outstanding, the Company shall give all the then holders of any Registrable Securities (the "Eligible Holders") at least 45 days prior written notice of the filing of such registration statement. If requested by any Eligible Holder in writing within 30 days after receipt of any such notice, the Company shall, at the Company's sole expense (other than the fees and disbursements of counsel for the Eligible Holders and the underwriting discounts, if any, payable in respect of the Registrable Securities sold by any Eligible Holder), register or qualify all or, at each Eligible Holder's option, any portion of the Registrable Securities of any Eligible Holders who shall have made such request, concurrently with the registration of such other securities, all to the extent requisite to permit the public offering and sale of the Registrable Securities, and will use its best efforts through its officers, directors, auditors, and counsel to cause such registration statement to become effective as promptly as practicable. Notwithstanding the foregoing, if the managing underwriter of any such offering shall advise the Company in writing that, in its opinion, the distribution of all or a portion of the Registrable Securities requested to be included in the registration concurrently with the securities being registered by the Company would materially adversely affect the distribution of such securities by the Company for its own account, then any Eligible Holder who shall have requested registration of his, her, or its Registrable Securities shall delay the offering and sale of such Registrable Securities (or the portions thereof so designated by such managing underwriter) for such period, not to exceed 90 days (the "Delay Period"), as the managing underwriter shall request, provided that no such delay shall be required as to any Registrable Securities if any securities of the Company are included in such registration statement and eligible for sale during the Delay Period for the account of any person other than the Company and any Eligible Holder unless the securities included in such registration statement and eligible for sale during the Delay Period for such other person shall have been reduced pro rata to the reduction of the Registrable Securities which were requested to be included and eligible for sale during the Delay Period in such registration. As used herein, "Registrable Securities" shall mean the Underlying Common Stock and all shares of Common Stock into which the Underlying Warrants are exercisable which, in each case, have not been previously sold pursuant to a registration statement or Rule 144 promulgated under the Securities Act.

         (b) If, on any one occasion during the five-year period commencing on the Effective Date, the Company shall receive a written request from Eligible Holders who in the aggregate own (or upon exercise of all Warrants or Warrants then outstanding would own) a majority of the total number of shares of Common Stock then included (or upon such exercises would be included) in the Registrable Securities (the "Majority Holders"), to register the sale of all or part of such

Registrable Securities, the Company shall, as promptly as practicable, prepare and file with the Commission a registration statement sufficient to permit the public offering and sale of the Registrable Securities and will use its best efforts through its officers, directors, auditors, and counsel to cause such registration statement to become effective as promptly as practicable; provided, that the Company shall only be obligated to file one such registration statement pursuant to this Section 6(b) for which all expenses incurred in connection with such registration (other than the fees and disbursements of counsel for the Eligible Holders and underwriting discounts, if any, payable in respect of the Registrable Securities sold by the Eligible Holders) shall be borne by the Company. Within five business days after receiving any request contemplated by this Section 6(b), the Company shall give written notice to all the other Eligible Holders, advising each of them that the Company is proceeding with such registration and offering to include therein all or any portion of any such other Eligible Holder's Registrable Securities, provided that the Company receives a written request to do so from such Eligible Holder within 30 days after receipt by him, her, or it of the Company's notice.

         (c) In the event of a registration pursuant to the provisions of this
Section 6, the Company shall use its best efforts to cause the Registrable Securities so registered to be registered or qualified for sale under the securities or blue sky laws of such jurisdictions as the Holder or such holders may reasonably request; provided, however, that the Company shall not be required by reason of this Section 6(c) to register or qualify the Registrable Securities in any jurisdiction where, as a result thereof, the Company would be subject to service of general process or to taxation as a foreign corporation doing business in such jurisdiction to which the Company is not then subject.

         (d) The Company shall keep effective any registration or qualification contemplated by this Section 6 and shall from time to time amend or supplement each applicable registration statement, preliminary prospectus, final prospectus, application, document, and communication for such period of time as shall be required to permit the Eligible Holders to complete the offer and sale of the Registrable Securities covered thereby. The Company shall in no event be required to keep any such registration or qualification in effect for a period in excess of nine months from the date on which the eligible Holders are first free to sell such Registrable Securities; provided, however, that, if the Company is required to keep any such registration or qualification in effect with respect to securities other than the Registrable Securities beyond such period, the Company shall keep such registration or qualification in effect as it relates to the Registrable Securities for so long as such registration nor qualification remains or is required to remain in effect in respect of such other securities.

         (e) In the event of a registration pursuant to the provisions of this
Section 6, the Company shall furnish to each Eligible Holder such number of copies of the registration statement and of each amendment and supplement thereto (in each case, including all exhibits), such reasonable number of copies of each prospectus contained in such registration statement and each supplement or amendment thereto (including each preliminary prospectus), all of which shall conform to the requirements of the Securities Act and the rules and regulations thereunder, and such other documents as any Eligible Holder may reasonably request to facilitate the disposition of the Registrable Securities included in such registration.

         (f) In the event of a registration pursuant to the provisions of this
Section 6, the Company shall furnish each Eligible Holder of any Registrable Securities so registered with an opinion of its counsel (reasonably acceptable to the Eligible Holders) to the effect that (i) the registration statement has become effective under the Securities Act and no order suspending the effectiveness of the registration statement, or preventing or suspending the use of the registration statement, any preliminary prospectus, any final prospectus or any amendment or supplement thereto, has been issued, nor, to the knowledge of such counsel has the Commission or any securities or blue sky authority of any jurisdiction instituted or threatened to institute any proceedings with respect to such an order, (ii) the registration statement and each prospectus forming apart thereof (including each preliminary prospectus), and any amendment or supplement thereto, complies as to form with the Securities Act and the rules and regulations thereunder, and (iii) such counsel has no knowledge of any material misstatement or omission in such registration statement or any prospectus, as amended or supplemented. Such opinion shall also state the jurisdictions in which the Registrable Securities have been registered or qualified for sale pursuant to the provisions of Section 6(c).

         (g) In the event of a registration pursuant to the provision of this
Section 6, the Company shall enter into a cross-indemnify agreement and a contribution agreement, each in customary form, with each underwriter, if any, and, if requested, enter into an underwriting agreement containing conventional representations, warranties, allocation of expenses, and customary closing conditions, including, without limitation, opinions of counsel and accountants' cold comfort letters, with any underwriter who acquires any Registrable Securities.

         (h) The Company agrees that until all the Registrable Securities have been sold under a registration statement or pursuant to Rule 144 under the Securities Act, it shall keep current in filing all reports, statements, and other materials required to be filed with the Commission to permit holders of the Registrable Securities to sell such securities under Rule 144 under the Securities Act.

         7.       ADJUSTMENTS TO EXERCISE PRICE AND NUMBER OF SECURITIES.

         7.1 ADJUSTMENT FOR DIVIDENDS, SUBDIVISIONS, COMBINATIONS OR RECLASSIFICATIONS.

         In case the Company shall (a) pay a dividend or make a distribution in shares of its capital stock (whether shares of Common Stock or of capital stock of any other class), (b) subdivide its outstanding shares of Common Stock into a greater number of shares, (c) combine its outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of its shares of Common Stock any shares of capital stock of the Company; then, and in each such case, the per share Exercise Price and the number of Warrant Securities in effect immediately prior to such action shall be adjusted so that the Holder of this Representative Warrant thereafter upon the exercise hereof shall be entitled to receive the number and kind of shares of the Company which such Holder would have owned immediately following such action had this Representative Warrant been exercised immediately prior thereto. An adjustment made pursuant to this Section shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this Section, the Holder of this Warrant shall become entitled to receive shares of two or more classes of capital stock of the Company, the Board of Directors of the Company (whose determination shall be conclusive) shall determine the allocation of the adjusted Exercise Price between or among shares of such class of capital stock.

         Immediately upon any adjustment of the Exercise Price pursuant to this Section, the Company shall send written notice thereof to the Holder of Warrant Certificates (by first class mail, postage prepaid), which notice shall state the Exercise Price resulting from such adjustment, and any increase or decrease in the number of Warrant Securities to be acquired upon exercise of the Representative Warrants, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

         7.2      ADJUSTMENT FOR REORGANIZATION, MERGER OR CONSOLIDATION.

         In case of any reorganization of the Company or consolidation of the Company with, or merger of the Company with, or merger of the Company into, another corporation (other than a consolidation or merger which does not result in any reclassification or change of the outstanding Common Stock), the corporation formed by such consolidation or merger shall execute and deliver to the Holder a supplemental Representative Warrant agreement providing that the Holder of each Warrant then outstanding or to be outstanding shall have the right thereafter (until the expiration of such Representative Warrant) to receive, upon exercise of such warrant, the kind and amount of shares of stock and other securities and property receivable upon such consolidation or merger, by a holder of the number of shares of Warrant Securities of the Company for which such warrant might have been exercised immediately prior to such reorganization, consolidation, merger, conveyance, sale or transfer. Such supplemental Representative Warrant agreement shall provide for adjustments which shall be identical to the adjustments provided in this Section 7 and such registration rights and other rights as provided in this Agreement. The Company shall not effect any such consolidation, merger, or similar transaction as contemplated by this paragraph, unless prior to or simultaneously with the consummation thereof, the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing, receiving, or leasing such assets or other appropriate corporation or entity shall assume, by written instrument executed and delivered to the Holders, the obligation to deliver to the Holders, such shares of stock, securities, or assets as, in accordance with the foregoing provisions, such holders may be entitled to purchase, and to perform the other obligations of the Company under this Agreement. The above provision of this Subsection shall similarly apply to successive consolidations or successively whenever any event listed above shall occur.

         7.3      DIVIDENDS AND OTHER DISTRIBUTIONS.

         In the event that the Company shall at any time prior to the exercise of all of the Representative Warrants and/or Underlying Warrants distribute to its stockholders any assets, property, rights, evidences of indebtedness, securities (other than a distribution made as a cash dividend payable out of earnings or out of any earned surplus legally available for dividends under the laws of the jurisdictions of incorporation of the Company), whether issued by the Company or by another, the Holders of the unexercised Representative Warrants shall thereafter be entitled, in addition to the shares of Warrant Securities or other securities and property receivable upon the exercise thereof, to receive, upon the exercise of such Representative Warrants, the same property, assets, rights, evidences of indebtedness, securities or any other thing of value that they would have been entitled to receive at the time of such distribution as if the Representative Warrants had been exercised immediately prior to such distribution. At the time of any such distribution, the company shall make appropriate reserves to ensure the timely performance of the provisions of this subsection or an adjustment to the Exercise Price, which shall be effective as of the day following the record date for such distribution.

         7.4      ADJUSTMENT IN NUMBER OF SECURITIES.

         Upon each adjustment of the Exercise Price pursuant to the provisions of this Section 7, the number of securities issuable upon the exercise of each Representative Warrants shall be adjusted to the nearest full amount by multiplying the number equal to the Exercise Price in effect immediately prior to such adjustment by the number of securities issuable upon exercise of the Representative Warrants immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.

         7.5      NO ADJUSTMENT OF EXERCISE PRICE IN CERTAIN CASES.

         No adjustment of the Exercise Price shall be made if the amount of said adjustment shall be less than 10 cents ($.10) per Unit, provided, however, that in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to at least 10 cents ($.10) per Unit.

         7.6      ACCOUNTANT'S CERTIFICATE OF ADJUSTMENT.

         In each case of an adjustment or readjustment of the Exercise Price or the number of any securities issuable upon exercise of the Representative Warrants, the Company, at its expense, shall cause independent certified public accountants of recognized standing selected by the Company (who may be the independent certified public accountants then auditing the books of the Company) to compute such adjustment or readjustment in accordance herewith and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to any Holder of the Representative Warrants at the Holder's address as shown on the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based including, but not limited to, a statement of (i) the Exercise Price at the time in effect, and (ii) the number of additional securities and the type and amount, if any, of other property which at the time would be received upon exercise of the Representative Warrants.

         7.7      ADJUSTMENT OF UNDERLYING WARRANT EXERCISE PRICE.

         With respect to any of the Underlying Warrants whether or not the Underlying Warrants have been exercised (or are exercisable) and whether or not the Underlying Warrants are issued and outstanding, the Underlying Warrant exercise price and the number of shares of Common Stock underlying such Underlying Warrants shall be automatically adjusted in accordance with the Warrant Agreement between the Company and the Company's transfer agent, upon occurrence of any of the events relating to adjustments described therein. Thereafter, the Underlying Warrants shall be exercisable at such adjusted Underlying Warrant exercise price for such adjusted number of underlying shares of Common Stock or other securities, properties or rights the same as if, at such time, the Holder of the Representative Warrants had exercised such Representative Warrants into the Underlying Warrants.

         8.       EXCHANGE AND REPLACEMENT OF WARRANT CERTIFICATES.

         Each Warrant Certificate is exchangeable without expense, upon the surrender thereof by the registered Holder at the principal executive office of the Company, for a new Warrant Certificate of like tenor and date representing in the aggregate the right to purchase the same number of securities in such denominations as shall be designated by the Holder thereof at the time of such surrender.

         Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Warrant Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Warrants, if mutilated, the Company will make and deliver a new Warrant Certificate of like tenor, in lieu thereof.

         9.       ELIMINATION OF FRACTIONAL INTEREST.

         The Company shall not be required to issue certificates representing fractions of shares of Common Stock upon the exercise of the Representative Warrants and/or Underlying Warrants, nor shall it be required to issue script or pay cash in lieu of fractional interests, it being the intent of the parties that all fractional interests may be eliminated, at the Company's option, by rounding any fraction up to the nearest whole number of shares of Common Stock or other securities, properties or rights, or in lieu thereof paying cash equal to such fractional interest multiplied by the current value of a share of Common Stock.

         10.      RESERVATION AND LISTING.

         The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issuance upon the exercise of the Representative Warrants and the Underlying Warrants, such number of shares of Common Stock or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of the Representative Warrants and/or the Underlying Warrants, and payment of the Exercise Price and/or Underlying Exercise Price therefor, all shares of Common Stock and other securities issuable upon such exercise shall be duly and validly issued, fully paid, non-assessable and not subject to the preemptive rights of any stockholder. As long as the Representative Warrants and/or Underlying Warrants shall be outstanding, the Company shall use its best efforts to cause all shares of Common Stock issuable upon the exercise of the Representative Warrants and/or the Underlying Warrants to be listed and quoted (subject to official notice of issuance) on all securities Exchanges and Systems on which the Common Stock, at such time, may then be listed and/or quoted, including Nasdaq.

         11.      NOTICES TO WARRANT HOLDERS.

         Nothing contained in this Agreement shall be construed as conferring upon the Holders of the Representative Warrants and/or Underlying Warrants the right to vote or to consent or to receive notice as a stockholder in respect of any meetings of stockholders for the election of directors or any other matter, or as having any rights whatsoever as a stockholder of the Company. If, however, at any time prior to the expiration of the Representative Warrants and/or Underlying Warrants and their exercise, any of the following events shall occur:

                  (a) the Company shall take a record of the holders of its shares of Common Stock for the purpose of entitling then to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of current or retained earnings, as indicated by the accounting treatment of such dividend or distribution in the books of the Company; or

                  (b) the Company shall offer to all the holders of its Common Stock any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor; or

                  (c) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or merger) or a sale of all or substantially all of its property, assets and business as an entirety shall be proposed;

then, in any one or more of said events, the Company shall give written notice of such event at least fifteen (15) days prior to the date fixed as a record date of the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution, convertible or exchangeable securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notices shall specify such record date or the date of closing the transfer books, as the case may be. Failure to give such notice or any defect therein shall not affect the validity of any action taken in connection with the declaration or payment of any such dividend, or the issuance of any convertible or exchangeable securities, or subscription rights, options or warrants, or any proposed dissolution, liquidation, winding up or sale.

         12.      UNDERLYING WARRANTS.

         The form of the certificate representing the Underlying Warrants (and the form of election to purchase shares of Common Stock upon the exercise of the Underlying Warrants and the form of assignment printed on the reverse thereof) shall be substantially as set forth in the exhibits to the Warrant Agreement. The exercise price of the Underlying Warrants and the number of shares of Common Stock issuable upon the exercise of the Underlying Warrants are subject to adjustment, whether or not the Representative Warrants have been exercised and the Underlying Warrants have been issued, in the manner and upon the occurrence of the events set forth in the Warrant Agreement, which is hereby incorporated herein by reference and made a part hereof as if set forth in its entirety herein. Subject to the provisions of this Agreement and upon issuance of the Underlying Warrants, each registered holder of such Underlying Warrant shall have the right to purchase from the Company (and the Company shall issue to such registered holders) up to the number of fully-paid and non-assessable shares of Common Stock (subject to adjustment as provided in the Warrant Agreement) set forth in such Warrant Certificate, free and clear of all preemptive rights of stockholders, provided that such registered Holder complies with the terms governing exercise of the Underlying Warrant set forth in the Warrant Agreement, and pays the applicable exercise price, determined in accordance with the terms of the Warrant Agreement. Upon exercise of the Underlying Warrants, the Company shall forthwith issue to the registered Holder of any such Underlying Warrant in his name or in such name as may be directed by him, certificates for the number of shares of Common Stock so purchased. Except as otherwise provided herein and in this Agreement, the Underlying Warrants shall be governed in all respects by the terms of the Warrant Agreement. The Underlying Warrants shall be transferrable in the manner provided in the Warrant Agreement, and upon any such transfer, a new Underlying Warrant certificate shall be issued promptly to the transferee. The Company covenants to send to each Holder, irrespective of whether or not the Representative Warrants have been exercised, any and all notices required by the Warrant Agreement to be sent to holders of Underlying Warrants.

         13.      NOTICES.

         All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, or mailed by registered or certified mail, return receipt requested:

                  (a) If to the registered Holder of any of the Registrable Securities, to the address of such Holder as shown on the books of the Company; or

                  (b) If to the Company, to the address set forth below or to such other address as the Company may designate by notice to the Holders.

                                            Marc Fishman
                                            2Connect Express, Inc.
                                            1700 N.W. 65th Avenue
                                            Plantation, Florida 33313

With a copy to:                             Andrew Hulsh, Esq.
                                            Baker & McKenzie
                                            701 Brickell Avenue, Suite 1600
                                            Miami, Florida 33131

         14.      ENTIRE AGREEMENT: MODIFICATION.

         This Agreement (and the Underwriting Agreement and Warrant Agreement to the extent applicable) contain the entire understanding between the parties hereto with respect to the subject matter hereof, and the terms and provisions of this Agreement may not be modified, waived or amended except in a writing executed by the Company and the Holders of at least a majority of Registrable Securities (based on underlying numbers of shares of Common Stock). Notice of any modification, waiver or amendment shall be promptly provided to any Holder not consenting to such modification, waiver or amendment.

         15.      SUCCESSORS.

         All the covenants and provisions of this Agreement shall be binding upon and inure to the benefit of the Company, the Holders and their respective successors and assigns hereunder.


         16.      TERMINATION.

         This Agreement shall terminate at the close of business on April __, 2004. Notwithstanding the foregoing, the indemnification provisions of Section 6 shall survive such termination.

         17.      GOVERNING LAW; SUBMISSION TO JURISDICTION.

         This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Alabama and for all purposes shall be construed in accordance with the laws of said State without giving effect to the rules of said State governing the conflicts of laws. The Company, the Representative and the Holders hereby agree that any action, proceeding or claim arising out of, or relating in any way to, this Agreement shall be brought and enforced in a federal or state court of competent jurisdiction with venue only in the Seventeenth Judicial Circuit Court in and for Broward, Florida or the United States District Court for the Southern District of Florida, Broward Division, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company, the Representative and the Holders hereby irrevocably waive any objection to such exclusive jurisdiction or inconvenient forum. Any such process or summons to be served upon any of the Company, the Representative and the Holders (at the option of the party bringing such action, proceeding or claim) may be served by transmitting a copy thereof, by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 14 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the party so served in any action, proceeding or claim.

         18.      SEVERABILITY.

         If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement.

         19.      CAPTIONS.

         The caption headings of the Sections of this Agreement are for convenience of reference only and are not intended, nor should they be construed as, a part of this Agreement and shall be given no substantive effect.

         20.      BENEFITS OF THIS AGREEMENT.

         Nothing in this Agreement shall be construed to give to any person or corporation other than the Company and the Representatives and any other registered Holder(s) of the Warrant Certificates or Registrable Securities any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of the Company and the Representative and any other Holder(s) of the Warrant Certificates or Registrable Securities.

         21.      COUNTERPARTS.

         This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

         IN WITNESS HEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.


                                             2CONNECT EXPRESS, INC.


                                             By:
                                                 -----------------------
                                                 Marc Fishman, President


Attest:


-------------------------
Kevin Killoran, Secretary


                                             STERNE, AGEE & LEACH, INC.


                                             By:
                                                 -----------------------

                               WARRANT CERTIFICATE


THE WARRANTS REPRESENTED BY THIS CERTIFICATE AND THE OTHER SECURITIES ISSUABLE UPON EXERCISE THEREOF MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, (ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER SUCH ACT (OR ANY SIMILAR RULE UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (iii) AN OPINION OF COUNSEL, IF SUCH OPINION SHALL BE REASONABLY SATISFACTORY TO COUNSEL FOR THE ISSUER, THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

THE TRANSFER OR EXCHANGE OF THE WARRANTS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED IN ACCORDANCE WITH THE WARRANT AGREEMENT REFERRED TO HEREIN.

                            EXERCISABLE ON OR BEFORE
               5:30 P.M., NEW YORK LOCAL TIME ON APRIL __, 1998.

NO. UWW-___

  59,500               Representative            178,500           Common Stock
  ------               Warrants                  -------


                                                                        and

                                                           59,500  Underlying
                                                           ------    Warrants

         This Warrant Certificate certifies that Sterne, Agee & Leach, Inc., or registered assigns, is the registered holder of 59,500 Representative Warrants of 2Connect Express, Inc. (the "Company"). Each Representative Warrant permits the Holder hereof to purchase initially, at any time from April ___, 1997 ("Purchase Date") until 5:00 p.m. Miami local time on April ___, 1998 ("Expiration Date"), one (1) Unit of the Company at the initial exercise price, subject to adjustment in certain events (the "Exercise Price"), of $9.63 per share (100% of the initial public offering price). Each Underlying Warrant permits the Holder thereof to purchase during the 60 day period commencing on the day one year from the Effective Date one (1) share of the Company's Common Stock at the Exercise Price of $4.00 per share.

         Any exercise of Representative Warrants and/or Underlying Warrants shall be effected by surrender of this Warrant Certificate and payment of the Exercise Price at an office or agency of the Company, but subject to the conditions set forth herein and in the Representative's Warrant Agreement dated as of April __, 1997, between the Company and Sterne, Agee & Leach, Inc. (the "Representative's Warrant Agreement"). Payment of the Exercise Price shall be made by certified check or official bank check in New York Clearing House funds payable to the order of the Company.

         No Representative Warrant may be exercised after 5:30 p.m., New York local time, on the Expiration Date, at which time all Representative Warrants evidenced hereby, unless exercised prior thereto, shall thereafter be void.

         The Representation Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Representative Warrants issued pursuant to the Representative's Warrant Agreement, which Representative's Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation or rights, obligations, duties and immunities thereunder of the Company and the holders (the words "holders" or "holder" meaning the registered holders or registered holder) of the Warrants.

         The Representative's Warrant Agreement provides that upon the occurrence of certain events, the Exercise Price and the type and/or number of the Company's securities issuable thereupon may, subject to certain conditions, be adjusted. In such event, the Company will, at the request of the holder, issue a new Warrant Certificate evidencing the adjustment in the Exercise Price and the number and/or type of securities issuable upon the exercise of the Warrants' provided, however, that the failure of the Company to issue such new Warrant Certificates shall not in any way change, alter, or otherwise impair, the rights of the holder as set forth in the Representative's Warrant Agreement.

         Upon due presentment for registration or transfer of this Warrant Certificate at an office or agency of the Company, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided herein and in the Representative's Warrant Agreement, without any charge except for any tax or other governmental charge imposed in connection with such transfer.

         Upon the exercise of less than all of the Representative Warrants evidenced by this Certificate, the Company shall forthwith issue to the holder hereof a new Warrant Certificate representing such number of unexercised Representative Warrants.

         The Company may deem and treat the registered holder(s) hereof as the absolute owner(s) of this Representative Warrant certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, and of any distribution to the holder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

         All terms used in this Warrant Certificate which are defined in the Representative's Warrant Agreement shall have the meanings assigned to them in the Representative's Warrant Agreement.

         IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed under its corporate seal.

Dated as of                         , 199   .
            -----------------------      --

                                                 2CONNECT EXPRESS, INC.


                                                 By:
                                                     -----------------------
                                                     Marc Fishman, President



(Seal)


Attest:


-------------------------
Kevin Killoran, Secretary

                                   EXHIBIT "A"

                      FORM OF SUBSCRIPTION (CASH EXERCISE)

                  (To be signed only upon exercise of Warrant)



     TO: 2Connect Express, Inc.
         1700 N.W. 65th Avenue
         Miami, Florida 33313


         The undersigned, the Holder of Warrant Certificate number UWW- __ (the "Warrant"), representing 59,500 Representative Warrants of 2Connect Express, Inc. (the "Company"), which Warrant Certificate is being delivered herewith, hereby irrevocably elects to exercise the purchase right provided by the Warrant Certificate for, and to purchase thereunder, ____ Units of the Company, and herewith makes payment of $_______ therefor, and requests that the certificates for such securities be issued in the name of, and delivered to, _____________________________________, whose address is
__________________________________________, all in accordance with the
Representative's Warrant Agreement and the Warrant Certificate.

Dated: _________________________



                            --------------------------------------------------
                            (Signature must conform in all respects to name of Holder as specified on the face of the Warrant Certificate)

                            --------------------------------------------------

                            --------------------------------------------------

                              (FORM OF ASSIGNMENT)


         (To be exercised by the registered holder if such holder desires to transfer the Warrant Certificate.)

FOR VALUE RECEIVED _____________________________________________________________
hereby sells, assigns and transfers unto

                  (Print name and address of transferee)

this Warrant Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint _____________________________ Attorney, to transfer the within Warrant Certificate on the books of the within-named Company, and full power of substitution.

Dated:                              Signature:

------------------------            ------------------------------------------
                                    (Signature must conform in all respects to name of holder as specified on the face of the Warrant Certificate)


                                    --------------------------------------------
                                    (Insert Social Security or Other Identifying
                                    Number of Assignee)